Exhibit 21

SUBSIDIARIES OF THE REGISTRANT
CALERES, INC.

January 28, 2017

Name	State or Country of Incorporation

AESC Holding Corporation	Delaware
AESC Manufacturing Corporation	Delaware
Allen Edmonds Corporation	Wisconsin
Allen-Dubois SA (50% owned)	Belgium
Allen-Edmonds Sales Corporation	Delaware
Allen-Edmonds Shoe Italy, S.r.l.	Italy
Apollo Buyer Holding Company, Inc.	Delaware
B&H Footwear Company Limited (51% owned)	Hong Kong
BG Retail, LLC	Delaware
BGDL Limited	Ireland
Buster Brown & Co.	Missouri
Caleres Canada, Inc.	Canada
Caleres Cayman Limited	Cayman Islands
Caleres International (Macau) Company Limited	Macau
Caleres International Corporation	Delaware
Caleres International Netherlands Holdings C.V.	Netherlands
Caleres Investment Company, Inc.	Delaware
Caleres Italy S.r.l.	Italy
Caleres Netherlands B.V.	Netherlands
Caleres Service (Macau) Company Limited	Macau
Caleres Services Corporation	Ohio
Caleres Trading Limited	Hong Kong
DongGuan B&H Footwear Company Limited (51% owned)	China
DongGuan Caleres Company Limited	China
DongGuan Leeway Footwear Company Limited	China
Edelman Shoe, Inc.	Delaware
Great Prosper Profits Corporation	British Virgin Islands
Leeway International Company Limited	Hong Kong
Pagoda International Footwear (Macau Commercial Offshore) Limited	Macau
Pagoda International Footwear Limited	Hong Kong
Putian Caleres Company Limited	China
Sidney Rich Associates, Inc.	Missouri
Whitenox Limited	Hong Kong
Wooden Shoe International, LLC	Delaware

Exhibit 21
Subsidiaries of the Registrant (Continued)

BG Retail, LLC does business under the following names:

Famous Footwear
Famous Footwear Outlet
Naturalizer
Naturalizer Outlet
Sam Edelman

Caleres Canada, Inc. does business under the following names:

Famous Footwear
Famous Footwear Outlet
Naturalizer
Naturalizer Outlet